Exhibit 4.4

Date:

March 13, 2009

$500,000.00

THIRD AMENDED AND RESTATED
REVOLVING NOTE

For value received IGI Laboratories, Inc. (f/k/a IGI, Inc.), a Delaware corporation with an address of 105 Lincoln Avenue, Buena, New Jersey 08310 (“Borrower”), promises to pay to the order of Pinnacle Mountain Partners, LLC, a New Hampshire limited liability company, with an address of 206 Pinnacle Road, South Lyndeborough, New Hampshire 03082 (together with its successors and assigns, “Lender”), the principal amount of Five Hundred Thousand Dollars and Zero Cents ($500,000.00), or if less, such amount as may be the aggregate unpaid principal amount of all loans or advances made by Lender to Borrower pursuant hereto, in two payments as follows: (i) on July 31, 2010, one-half of the then outstanding aggregate unpaid principal amount and (ii) on July 31, 2011, the then remaining aggregate unpaid principal amount, together with interest from the date hereof on the unpaid principal balance of such amounts from time to time outstanding until paid in full, all in accordance with the terms of the Loan and Security Agreement dated January 29, 2007 (as amended from time to time, the “Loan and Security Agreement”). The aggregate principal balance outstanding shall bear interest thereon at a per annum rate equal to Eight and One-Half Percent (8.5%).  All accrued and unpaid interest shall be payable monthly in arrears on the first of each month, commencing on March 1, 2007.

Principal and interest shall be payable at Lender’s address above or at such other place as Lender may designate in writing, in immediately available funds in lawful money of the United States of America without set-off, deduction or counterclaim.  Interest shall be calculated on the basis of actual number of days elapsed in a 360-day year.

This Note is a revolving note and, subject to the foregoing and in accordance with the provisions hereof and of any and all other agreements between Borrower and Lender related hereto, Borrower may, at its option, borrow and reborrow repeatedly hereunder at any time prior to July 31, 2009; provided, however, that in any event the principal balance outstanding hereunder shall at no time exceed the face amount of this Note.  Subject to the forgoing, Borrower may, at its option, pay and prepay repeatedly hereunder at any time prior to July 31, 2011.  Notwithstanding the foregoing, this Note may be extended beyond the terms set forth herein by the written agreement of the parties.  This Note shall continue in full force and effect until all obligations and liabilities evidenced by this Note are paid in full and Lender is no longer obligated to extend financial obligations to Borrower, even if, from time to time, there are no amounts outstanding with respect to this Note.

Any payments received by Lender on account of this Note shall, at Lender’s option, be applied first to accrued and unpaid interest; second, to the unpaid principal balance hereof; third, to any costs, expenses or charges then owed to Lender by Borrower; and the balance to escrows, if any.

If pursuant to the terms of this Note, Borrower is at any time obligated to pay interest on the principal balance at a rate in excess of the maximum interest rate permitted by applicable law for the loan evidenced by this Note, the applicable interest shall be immediately reduced to such maximum rate and all previous payments in excess of the maximum rate shall be deemed to have been payments in reduction of principal and not on account of the interest due hereunder.

Borrower represents to Lender that the proceeds of this Note will not be used for personal, family or household purposes or for the purpose of purchasing or carrying margin stock or margin securities within the meaning of Regulations U and X of the Board of Governors of the Federal Reserve System, 12 C.F.R. Parts 221 and 224.

Borrower and each endorser and guarantor hereof grant to Lender a continuing lien on and security interest in any and all assets of Borrower unencumbered as of September 30, 2006, as further set forth in the Loan and Security Agreement.

No delay or omission on the part of Lender in exercising any right hereunder shall operate as a waiver of such right or of any other right of Lender, nor shall any delay, omission or waiver on any one occasion be deemed a bar or waiver of the same or any other right on any future occasion.  Borrower and every endorser or guarantor of this Note, regardless of the time, order or place of signing, waives presentment, demand, protest, notice of intent to accelerate, notice of acceleration and all other notices of every kind in connection with the delivery, acceptance, performance or enforcement of this Note and assents to any extension or postponement of the time of payment or any other indulgence, to any substitution, exchange or release of collateral, and to the addition or release of any other party or person primarily or secondarily liable and waives all recourse to suretyship and guarantor defenses generally, including any defense based on impairment of collateral.

Borrower and each endorser and guarantor of this Note shall indemnify, defend and hold Lender and its directors, officers, shareholders, agents and attorneys harmless against any claim brought or threatened against Lender by Borrower, by any endorser or guarantor, or by any other person (as well as from reasonably attorneys’ fees and expenses in connection therewith) on account of Lender’s relationship with Borrower or any endorser or guarantor hereof (each of which may be defended, compromised, settled or pursued by Lender with counsel of Lender’s selection, but at the expense of Borrower and any endorser and/or guarantor), except for any claim arising out of Lender’s gross negligence or willful misconduct.

Borrower and each endorser and guarantor of this Note agree to pay costs (which shall be added to principal) of collection of all amounts under this Note including, without limitation, principal and interest, or in connection with the enforcement of, or realization on, any security for this Note, including, without limitation, to the extent permitted by applicable law, reasonable attorneys’ fees and expenses.  While an Event of Default (as defined in the Loan and Security Agreement), is continuing, interest shall accrue at a rate per annum equal to the aggregate of two (2) percent plus the rate provided for herein.  If any payment due under this Note is unpaid for ten (10) days or more, Borrower shall pay, in addition to any other sums due under this Note (and without limiting Lender’s other remedies on account thereof), a late charge equal to the greater of $35.00 or two (2) percent of such unpaid amount.

This Note shall be binding on Borrower and each endorser and guarantor hereof and upon their respective heirs, successors, assigns and legal representatives, and shall inure to the benefit of Lender and its successors, endorsees and assigns.

The liabilities of Borrower and any endorser or guarantor of this Note are joint and several, provided, however the release by Lender of Borrower or any one or more endorsers or guarantors shall not release any other person obligated on account of this Note.  Any and all present and future debts of Borrower to any endorser or guarantor of this Note are subordinated to the full payment and performance of all present and future debts and obligations of Borrower to Lender.  Each reference in this Note to Borrower, any endorser, and any guarantor, is to such person individually and also to all such persons jointly.  No person obligated on account of this Note may seek contribution from any other person also obligated, unless and until all liabilities, obligations and indebtedness to Lender of the person from whom contribution is sought have been satisfied in full.  The release or compromise by Lender of any collateral shall not release any person obligated on account of this Note.

Borrower and each endorser and guarantor of this Note each authorizes Lender to complete this Note if delivered incomplete in any respect.  A photographic or other reproduction of this Note may be made by Lender, and any such reproduction shall be admissible in evidence with the same effect as the original in any judicial or administrative proceeding, whether or not the original is in existence.

Borrower will, from time to time, execute and deliver to Lender such documents, and take or cause to be taken, all such further action, as Lender may request in order to effect and confirm or vest more securely in Lender all rights contemplated by this Note or any other loan documents related thereto (including, without limitation, to correct clerical or typographical errors) or to vest more fully in or assure to the Lender the security interest in any collateral securing this Note or to comply with applicable statute or law.

Borrower and each endorser and guarantor of this Note each irrevocably submits to the nonexclusive jurisdiction of any Federal or State court sitting in New Jersey, over any suit, action or proceeding arising out of or relating to this Note.  Each of the Borrower and any endorser and guarantor irrevocably waives, to the fullest extent allowed by applicable law, any objection it may now or hereafter have to the laying of venue of any such suit, action or proceeding brought in any such court and any claim that the same has been brought in an inconvenient forum.  The laws of the State of New Jersey shall govern this Note.

Borrower, each endorser and guarantor and Lender each hereby knowingly, voluntarily and intentionally, and after an opportunity to consult with legal counsel, (A) waives any and all rights to a trial by jury in any action or proceeding in connection with this Note, any of the obligations of Borrower, each endorser and guarantor to Lender, and all matters contemplated hereby and documents executed in connection herewith, and (B) agrees not to seek to consolidate any such action with any other action in which a jury trial can not be, or has not been, waived.  Borrower, each endorser and guarantor and Lender each certifies that neither Lender nor any of its representatives, agents or counsel has represented, expressly or otherwise, that Lender would not in the event of any such proceeding seek to enforce this waiver of right to trial by jury.

This Note evidences and constitutes the restatement, renewal and modification of that certain Revolving Note dated January 29, 2007 from Borrower to Lender in the original principal amount of $1,000,000, which was subsequently restated, renewed and modified as set forth in that certain Amended and Restated Revolving Note dated July 29, 2008 in the principal amount of $500,000, which was subsequently restated, renewed and modified as set forth in that certain Second Amended and Restated Revolving Noted dated January 26, 2009 in the principal amount of $500,000, issued pursuant to the Loan and Security Agreement (the “Original Note”).  The execution and delivery of this Note shall not in any circumstances be deemed to have terminated, extinguished, released or discharged Borrower’s indebtedness under the Original Note, which indebtedness and the collateral security therefor shall continue under and be governed by this Note and the Loan and Security Agreement.  This Note shall, for all purposes, be deemed the “Note” in connection with any of the documents executed and delivered in connection with or pursuant to the Original Note.

[signature page attached]

EXECUTED as of March 13, 2009.

BORROWER

IGI LABORATORIES, INC.

By:	/s/ Rajiv Mathur
Name:	Rajiv Mathur
Title:	President and CEO

Acknowledged and agreed as of the date hereof.

LENDER

PINNACLE MOUNTAIN PARTNERS LLC

By:	/s/ Jane E. Hager, Pres.
Name:	Jane E. Hager
Title:	President

[Signature Page to Third Amended and Restated Revolving Note]